Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Starz:
We consent to the incorporation by reference in the following registration statements of Starz of our reports dated February 24, 2015, with respect to the consolidated balance sheets of Starz and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Starz.

Registration
Description	Statement No.	Description
S-8	333-201809	Starz 401(k) Savings Plan
S-8	333-185990	Starz Transitional Stock Adjustment Plan
S-8	333-185988	Starz 2011 Nonemployee Director Incentive Plan
S-8	333-185986	Starz 2011 Incentive Plan
S-8	333-184900	Starz 2011 Incentive Plan
S-8	333-179112	Starz 2011 Incentive Plan
S-8	333-178421	Starz Transitional Stock Adjustment Plan
S-8	333-177844	Starz 2011 Incentive Plan
S-8	333-177843	Starz 2011 Nonemployee Director Incentive Plan
S-8	333-176988	Starz Transitional Stock Adjustment Plan
/s/ KPMG LLP
Denver, Colorado
February 24, 2015